Exhibit 10.1

SEVERANCE ARRANGEMENT

This SEVERANCE ARRANGEMENT (“Arrangement”) is effective as of the [18th] day of November, 2013 (the “Effective Date”), between Global Power Equipment Group Inc. (the “Company”) and Raymond K. Guba (“Executive”). In consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Nature of Arrangement. In order to induce Executive to accept employment with the Company and in consideration of Executive’s employment, the Company agrees, under the conditions described herein, to pay Executive the payments and benefits set forth in Section 4 and the other payments and benefits described in this Arrangement. No payments or benefits set forth in Section 4 shall be payable under this Arrangement unless there shall have been a Qualified Termination (as defined in Section 4(a) hereof) or a termination for Disability (as defined in Section 2(a) hereof) or as a result of Executive’s death. This Arrangement shall not be construed as creating an express or implied contract of employment and, except as otherwise agreed in writing between Executive and the Company, Executive shall not have any right to be retained in the employ of the Company or its affiliates. As used in this Arrangement, the term “affiliate” shall mean any entity controlled by, controlling, or under common control with, the Company.

2. Termination of Employment.

(a) Death and Disability. Executive’s employment shall terminate automatically upon Executive’s death. If the Company determines in good faith that the Disability (as defined below) of Executive has occurred, it may give to Executive written notice in accordance with Section 15 of this Arrangement of its intention to terminate Executive’s employment; provided that such notice is provided no later than 150 calendar days following the determination of Executive’s Disability. In such event, Executive’s employment shall terminate effective on the 30th calendar day after receipt of such notice by Executive (the “Disability Effective Date”), provided that, within the 30 calendar days after such receipt, Executive shall not have returned to full-time performance of Executive’s duties. For purposes of this Arrangement, “Disability” shall mean the inability of Executive to perform the essential duties of the position held by Executive by reason of any medically determined physical or mental impairment that is reasonably expected to result in death or lasts for 120 consecutive calendar days in any one-year period, all as determined by an independent licensed physician mutually acceptable to the Company and Executive or Executive’s legal representative.

(b) Cause. Executive’s employment with the Company may be terminated by the Company with or without Cause. For purposes of this Arrangement, “Cause” shall mean: (i) the continued failure of Executive to perform substantially Executive’s duties with the Company or any of its affiliates or Executive’s disregard of the directives of the Board of Directors of the Company (the “Board”) or the Chief Executive Officer of the Company (the “CEO”) (in each case other than any such failure resulting from any medically determined physical or mental impairment) that is not cured by Executive within 20 days after a written demand for substantial performance is delivered to Executive by the Board which specifically identifies the manner in which the Board believes that Executive has not substantially performed Executive’s duties or disregarded a directive of the Board or CEO; (ii) willful material misrepresentation at any time by Executive to the Board or CEO; (iii) Executive’s commission of any act of fraud, misappropriation or embezzlement against or in connection with the Company or any of its affiliates or their respective businesses or operations; (iv) a conviction, guilty plea or plea of nolo contendere of Executive for any crime involving dishonesty or for any felony; (v) a material breach by Executive of his fiduciary duties of loyalty or care to the Company or any of its affiliates or a material violation of the Company’s Code of Business Conduct and Ethics or any other Company policy, as the same may be amended from time to time; (vi) the engaging by Executive in illegal conduct, gross misconduct, gross insubordination or gross negligence that is materially and demonstrably injurious to the Company’s business or financial condition; or (vii) a material breach by Executive of his representations under Section 8 of this Arrangement or his obligations under Sections 9, 10 or 11 of this Arrangement.

(c) Good Reason. Executive’s employment with the Company may be terminated by Executive with or without Good Reason. For purposes of this Arrangement, “Good Reason” shall mean the occurrence of any of the following without Executive’s consent: (i) a material reduction by the Company of Executive’s title, duties, responsibilities or reporting relationship; or (ii) a material reduction by the Company of Executive’s annual base salary or Executive’s “target” annual bonus opportunity (other than an across-the-board reduction which applies in a comparable manner to the other senior executives of the Company). A termination of Executive’s employment by Executive shall not be deemed to be for Good Reason unless (x) Executive gives notice to the Company of the existence of the event or condition constituting Good Reason within 30 calendar days after such event or condition initially occurs or exists, and (y) the Company fails to cure such event or condition within 30 calendar days after receiving such notice. Additionally, Executive must terminate his employment within 120 calendar days after the initial occurrence of the circumstance constituting Good Reason for such termination to be Good Reason hereunder.

(d) Notice of Termination. Any termination by the Company for Cause, or by Executive for Good Reason, shall be communicated by Notice of Termination to the other party in accordance with Section 15. For purposes of this Arrangement, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Arrangement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than 30 calendar days after the giving of such notice). The failure by the Company or Executive to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Cause or Good Reason shall not waive any right of the Company or Executive, respectively, hereunder or preclude the Company or Executive, respectively, from asserting such fact or circumstance in enforcing the Company’s or Executive’s rights hereunder.

(e) Date of Termination. “Date of Termination” means (i) if Executive’s employment is terminated by the Company for Cause, or by Executive for Good Reason, the date of receipt of the Notice of Termination or any later date specified therein within 30 calendar days after such notice, as the case may be, (ii) if Executive’s employment is terminated by the Company other than for Cause or Disability, or if Executive voluntarily resigns without Good Reason, the date on which the terminating party notifies the other party that such termination shall be effective, provided that on a voluntary resignation without Good Reason, the Company may, in its sole discretion, make such termination effective on any date it elects in writing between the date of the notice and the proposed date of termination specified in the notice, (iii) if Executive’s employment is terminated by reason of death, the date of death of Executive, or (iv) if Executive’s employment is terminated by the Company due to Disability, the Disability Effective Date.

(f) Resignation from All Positions. Notwithstanding any other provision of this Arrangement, upon the termination of Executive’s employment for any reason, unless otherwise requested by the Board, Executive shall immediately resign from all positions that he holds or has ever held with the Company and its affiliates. Executive hereby agrees to execute any and all documentation to effectuate such resignations upon request by the Company, but he shall be treated for all purposes as having so resigned upon termination of his employment, regardless of when or whether he executes any such documentation.

3. Compensation Other Than Severance Benefits.

(a) Accrued Rights. If Executive’s employment with the Company and its affiliates shall be terminated for any reason, the Company shall pay, or cause to be paid, to Executive (or his estate) the sum of: (A) the portion of Executive’s annual base salary earned through the Date of Termination, to the extent not previously paid; and (B) any accrued vacation pay, to the extent not previously paid (the sum of the amounts described in clauses (A) and (B) shall be referred to as the “Accrued Benefits”). The Accrued Benefits shall be paid in a single lump sum within 30 calendar days after the Date of Termination.

(b) Other Benefits. If Executive’s employment with the Company and its affiliates shall be terminated for any reason, the Company shall pay or provide, or cause to be paid or provided, to Executive (or his estate) any other amounts or benefits required to be paid or provided or which Executive is eligible to receive under any plan, program, policy or practice or contract or agreement of the Company, including any benefits to which Executive is entitled under Part 6 of Subtitle B of Title I of the Employee Retirement Income Security Act of 1974, as amended (such other amounts and benefits shall be hereinafter referred to as the “Other Benefits”) in accordance with the terms and normal procedures of each such plan, program, policy or practice or contract or agreement, based on accrued and vested benefits through the Date of Termination.

4. Severance Benefits.

(a) Qualified Termination. If, on or after the Effective Date, the Company shall terminate Executive’s employment other than for Disability, death or Cause, or if Executive shall terminate employment with the Company for Good Reason (a “Qualified Termination”), then Executive shall be entitled to receive the following payments set forth in this Section 4(a):

(i) Salary Continuation. Subject to Section 7 hereof, the Company shall continue to pay, or cause to be paid, to Executive his then-current annual base salary (without regard to any reduction that would qualify as a Good Reason termination event) for the one year period commencing on the Date of Termination (such period, the “Severance Period”), payable over the Severance Period in equal semi-monthly or other installments (not less frequently than monthly), with the installments that otherwise would be paid within the first 60 calendar days after the Date of Termination being paid in a lump sum (without interest) on the 60th day after the Date of Termination and the remaining installments being paid as otherwise scheduled assuming payments had begun immediately after the Date of Termination.

(ii) Prior Year Short-Term Incentive. Subject to Section 7 hereof, the Company shall pay to Executive the amount of any short-term incentive that has been earned by Executive for a completed fiscal year or other measuring period preceding the Date of Termination (or that would have been earned by Executive had his employment continued through the date such short-term incentive is paid to other senior executives), but has not yet been paid to Executive (the “Prior Year Short-Term Incentive”), payable in a single lump sum no later than two and one half months following the end of the completed fiscal year or other measuring period.

(iii) Pro-Rated Short-Term Incentive. Subject to Section 7 hereof, and if and only if Executive’s Date of Termination occurs at least three full calendar months after the beginning of the Company’s fiscal year, Executive will be eligible to receive a short-term incentive under the Company’s Short-Term Incentive Plan for the fiscal year during which the Date of Termination occurs, determined as if Executive had remained employed for the entire year (and any additional period of time necessary to be eligible to receive the short-term incentive for the year), based on actual Company performance during the entire fiscal year and without regard to any discretionary adjustments that have the effect of reducing the amount of the short-term incentive (other than discretionary adjustments applicable to all senior executives who did not terminate employment), and assuming that any individual goals applicable to Executive were satisfied at the “target” level, pro-rated based on the number of days in the Company’s fiscal year through (and including) the Date of Termination (the “Pro-Rated Short-Term Incentive”). The Pro-Rated Short-Term Incentive shall be payable in a single lump sum at the same time that payments are made to other participants in the Company’s Short-Term Incentive Plan for that fiscal year (pursuant to the terms of the plan but in no event later than two and one-half months after the fiscal year during which the Date of Termination occurs).

(b) Disability and Death. If, on or after the Effective Date, Executive’s employment is terminated for Disability as a result of Executive’s death, then the Company shall pay or provide to Executive (or his estate) (i) subject to Section 7 hereof, the Prior Year Short-Term Incentive, payable in accordance with Section 4(a)(ii) of this Arrangement, (ii) subject to Section 7 hereof, and if and only if Executive’s Date of Termination occurs at least three full calendar months after the beginning of the Company’s fiscal year, the Pro-Rated Short-Term Incentive, payable in accordance with Section 4(a)(iii) of this Arrangement, and (iii) in the case of termination for Disability, and subject to Section 7 hereof, an amount equal to the excess, if any, of Executive’s annual base salary for 6 months, over the amounts payable to Executive under the Company’s short-term disability insurance program, which amount shall be payable in equal semi-monthly or other installments (not less frequently than monthly) over the period commencing on the Date of Termination and ending 6 months thereafter, with the installments that otherwise would be paid within the first 60 calendar days after the Date of Termination being paid in a lump sum (without interest) on the 60th day after the Date of Termination and the remaining installments being paid as otherwise scheduled assuming payments had begun immediately after the Date of Termination.

5. Full Settlement. The Company’s obligation to make the payments provided for in this Arrangement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company or any of its affiliates may have against Executive or others, except as otherwise may be provided in the Company’s Compensation Recovery Policy, as amended from time-to-time or Section 12 hereof. In no event shall Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Arrangement and such amounts shall not be reduced whether or not Executive obtains other employment.

6. Section 280G. In the event it shall be determined that any payment or distribution by the Company or any of its affiliates to or for the benefit of Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Arrangement or otherwise) (the “Total Payments”), is or will be subject to the excise tax (the “Excise Tax”) imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), then the Total Payments shall be reduced to the maximum amount that could be paid to Executive without giving rise to the Excise Tax (the “Safe Harbor Cap”), if the net after-tax benefit to Executive after reducing Executive’s Total Payments to the Safe Harbor Cap is greater than the net after-tax (including the Excise Tax) benefit to Executive without such reduction. The reduction of the amounts payable hereunder, if applicable, shall be made by reducing first the payment made pursuant to Section 4(a)(i) of this Arrangement, then to the payment made pursuant to Section 4(a)(ii) of this Arrangement, then to the payment made pursuant to Section 4(a)(iii) of this Arrangement, and then to any other payment that triggers such Excise Tax in the following order: (i) reduction of cash payments, (ii) cancellation of accelerated vesting of performance-based equity awards (based on the reverse order of the date of grant), (iii) cancellation of accelerated vesting of other equity awards (based on the reverse order of the date of grant), and (iv) reduction of any other payments due to the Executive (with benefits or payments in any group having different payment terms being reduced on a pro-rata basis). All mathematical determinations, and all determinations as to whether any of the Total Payments are “parachute payments” (within the meaning of Section 280G of the Code), that are required to be made under this paragraph, including determinations as to whether the Total Payments to Executive shall be reduced to the Safe Harbor Cap and the assumptions to be utilized in arriving at such determinations, shall be made at the Company’s expense by a nationally recognized accounting firm mutually acceptable to the Company and Executive (the “Accounting Firm”).

7. Release. Notwithstanding anything contained herein to the contrary, the Company shall not be obligated to make any payment or provide any benefit under Section 4 hereof unless: (a) Executive or Executive’s legal representative first executes within 50 calendar days after the Date of Termination a release of claims agreement in the form attached hereto as Exhibit A, with such changes as the Company, after consulting with Executive or Executive’s legal representative, may determine to be required or reasonably advisable in order to make the release enforceable and otherwise compliant with applicable law (the “Release”), (b) Executive does not revoke the Release, and (c) the Release becomes effective and irrevocable in accordance with its terms.

8. Representations. Executive hereby represents and warrants to the Company that Executive is not party to any contract, understanding, agreement or policy, whether or not written, with his current employer (or any other previous employer) or otherwise, that would be breached by Executive’s entering into, or performing services under, this Arrangement. Executive further represents that he has disclosed to the Company in writing all material threatened, pending, or actual claims against Executive that are unresolved and still outstanding as of the Effective Date, in each case of which he is aware, resulting or arising from his service with his current employer (or any other previous employer) or his membership on any boards of directors.

9. Work Product. Executive agrees that all inventions, drawings, improvements, developments, methods, processes, programs, designs and all similar or related information which relates to the Company’s or any of its affiliates’ actual or anticipated business or research and development or existing or future products or services and which are conceived, developed, contributed to or made by Executive (either solely or jointly with others) while employed by or serving as a consultant to the Company or any of its affiliates (“Work Product”) shall be the sole and exclusive property of the Company or any such affiliate. Executive will promptly disclose such Work Product to the Company and perform all actions requested by the Company (whether during or after employment) to establish and confirm such ownership (including, without limitation, assignments, consents, powers of attorney and other instruments).

10. Confidential Information.

(a) “Confidential Information” means information disclosed to Executive or known by Executive as a result of employment by the Company, not generally known to the trade or industry in which the Company or its affiliates are engaged (except where such information is made known as a result of Executive’s breach of this Arrangement), about products, processes, technologies, machines, customers, clients, employees, services and strategies of the Company and its affiliates, including, but not limited to, inventions, research, development, manufacturing, purchasing, financing, computer software, computer hardware, automated systems, engineering, marketing, merchandising, selling, sales volumes or strategies, number or location of sales representatives, names or significance of the Company’s customers or clients or their employees or representatives, preferences, needs or requirements, purchasing histories, or other customer or client-specific information. Such Confidential Information is and shall continue to be the property of the Company.

(b) Executive understands and agrees that the Company has expended, and will continue to expend time, money, and effort to develop and maintain its Confidential Information, which, if misused or disclosed, could be harmful to the Company’s business and could cause the Company to lose its competitive edge in the marketplace. As a condition of entering into this Arrangement, Executive will receive access to the Company’s Confidential Information and recognizes and agrees that Confidential Information is of great value to the Company, that the Company has legitimate business interests in protecting its Confidential Information, and that the disclosure to anyone not authorized to receive such information will cause immediate and irreparable injury to the Company. Unless Executive first secures the Company’s written consent, Executive will not divulge, disclose, use, copy, disseminate, lecture upon or publish Confidential Information. Executive understands and agrees that the obligations not to divulge, disclose, use, copy, disseminate, lecture upon or publish Confidential Information shall continue after termination of employment for any reason. Further, Executive will use his best efforts and diligence to safeguard and to protect the Confidential Information against disclosure, misuse, espionage, loss or theft. Finally, Executive agrees that the Company is agreeing to give him access to Confidential Information based upon Executive’s assurances and promises contained in Sections 9, 10 and 11 hereof.

(c) Executive agrees that upon the Date of Termination, or at any other time that the Company may request, for whatever reason, Executive shall deliver (and in the event of Executive’s death or Disability, his representative shall deliver) to the Company all computer equipment or backup files of or relating to the Company or its affiliates, all memoranda, correspondence, customer data, notes, plans, records, reports, manuals, photographs, computer tapes and software and other documents and data (and all copies thereof) relating to Confidential Information, Work Product, or the business of the Company or its affiliates which Executive has in his possession, custody or control. If the Company requests, Executive (or his representative) agrees to provide written confirmation that Executive has returned all such materials.

(d) Executive agrees that upon the Date of Termination, or at any other time that the Company may request, for whatever reason, Executive shall assign all rights, title and interest in Confidential Information, Work Product, all computer equipment or backup files of or relating to the Company or its affiliates, all memoranda, correspondence, customer data, notes, plans, records, reports, manuals, photographs, computer tapes and software and other documents and data (and all copies thereof) relating to Confidential Information, Work Product, or the business of the Company or its affiliates which Executive has in his possession, custody or control.

11. Non-Compete, Non-Solicitation.

(a) Executive agrees that during his employment with the Company and thereafter during the Protection Period (as defined in Section 11(f) below), Executive will not directly or indirectly (by himself or in association with any individual or entity) own, operate, manage, control, be employed by, participate in, consult with, advise, provide services for, or in any manner engage in any business which competes in any way with the business of the Company and its affiliates, which the parties acknowledge includes the provision of power generation equipment and modification and maintenance services for customers in the domestic and international energy, power infrastructure or service industries, or in any other business activity that the Company or its affiliates is conducting, or has active plans to conduct, as of the Date of Termination. This restriction shall apply to any geographic area in which the Company, or any affiliate for which Executive had any responsibilities during the term of his employment, engaged in business, or had active plans to engage in business, during the term of Executive’s employment. The restrictions contained herein shall not prohibit Executive from being a passive owner of not more than 5% of the outstanding stock of a corporation which is publicly traded, so long as Executive has no active participation in the business of such corporation.

(b) Executive agrees that during his employment with the Company and thereafter during the Protection Period, Executive will not directly or indirectly: (i) solicit or induce, or attempt to solicit or induce, any employee, consultant or independent contractor of the Company or of any affiliate to terminate his or her employment or relationship with the Company or affiliate; (ii) hire any person who Executive knows was an employee, consultant or independent contractor of the Company or of any affiliate during the last 6 months of Executive’s employment by the Company; or (iii) induce or attempt to induce any customer, supplier, distributor, franchisee, licensee, or other individual or entity that has any business relationship with the Company or any of its affiliate to cease doing business with the Company or any of its affiliates, or in any way interfere with the relationship between any such customer, supplier, distributor, franchisee, licensee, or any other individual or entity and the Company or any of its affiliates.

(c) To enable the Company to monitor Executive’s compliance with the obligations imposed by this Arrangement, Executive agrees to inform the Company, upon the Date of Termination, of the identity of any new employer and of Executive’s new job title. Executive will continue to so inform the Company, in writing, any time Executive changes employment during the Protection Period.

(d) In the event that any of these provisions are deemed invalid or unenforceable under applicable law, that shall not affect the validity or enforceability of the remaining provisions. To the extent any provision is unenforceable because it is overbroad, that provision shall be limited to the extent required by applicable law and enforced as so limited.

(e) Executive has carefully considered the nature and extent of the restrictions upon him and the rights and remedies conferred upon the Company under this Section 11, and hereby acknowledges and agrees that the same are reasonable in time and territory, are designed to eliminate competition that otherwise would be unfair to the Company, do not stifle the inherent skill and experience of Executive, would not operate as a bar to Executive’s sole means of support, are fully required to protect the legitimate interests of the Company, and do not confer a benefit upon the Company disproportionate to the detriment to Executive.

(f) For purposes of this Section 11, the term “Protection Period” shall mean the period commencing on the Date of Termination and ending on the first anniversary thereof, provided, however, that such period shall be extended by any length of time during which Executive is in breach of the covenants contained in this Section 11.

12. Remedies.

(a) Executive recognizes and affirms that the provisions of Sections 9, 10 and 11 hereof will be enforceable against him, regardless of whether or not he incurs a Qualified Termination or is entitled to receive any payments or benefits set forth in Section 4. Nevertheless, Executive agrees that his participation in this Arrangement (even if he never becomes entitled to any payments or benefits set forth in Section 4 hereunder), as well as Executive’s continued employment by the Company and its affiliates and the provision of Confidential Information, each in and of itself and without the other constitutes good and adequate consideration for the agreements Executive makes under this Arrangement.

(b) Executive recognizes and affirms that in the event of his breach of any provision of Sections 9, 10 or 11 hereof, money damages would be inadequate and the Company would have no adequate remedy at law. Accordingly, Executive agrees that in the event of a breach or a threatened breach by Executive of any of the provisions of Sections 9, 10 or 11, the Company, in addition and supplementary to other rights and remedies existing in its favor, may (a) apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce or prevent any violations of the provisions hereof (without posting a bond or other security), and (b) exercise its rights hereunder to cease any further payments and/or vesting of equity awards. Executive understands and acknowledges that the Company can bar him from disclosing or using Confidential Information, bar him from accepting or continuing prohibited employment or rendering prohibited services, or bar him from soliciting certain individuals and entities for the periods specified in Sections 9, 10 and 11 above. In the event that the Company institutes legal action to enforce Sections 9, 10 or 11 of this Arrangement, Executive agrees that the Company shall be entitled to recover from him its costs of any action (including reasonable attorneys’ and expert fees and expenses). Nothing in this Section 12 will be deemed to limit the Company’s remedies at law or in equity for any breach by Executive of any of the provisions of Sections 9, 10 or 11 that may be pursued or availed of by the Company.

13. Cooperation in Investigations and Proceedings. During his employment with the Company and for a period of 5 years thereafter, Executive shall cooperate with the Company and its affiliates, upon the Company’s reasonable request, with respect to any internal investigation or administrative, regulatory or judicial proceeding involving matters within the scope of Executive’s duties and responsibilities to the Company during his employment with the Company (including, without limitation, Executive being available to the Company upon reasonable notice for interviews and factual investigations, appearing at the Company’s reasonable request to give testimony without requiring service of a subpoena or other legal process, and turning over to the Company all relevant Company documents which are or may have come into Executive’s possession during his employment). Executive shall be reimbursed for the reasonable expenses Executive incurs in connection with any such cooperation and/or assistance and shall receive from the Company reasonable per diem compensation (to be mutually agreed to by Executive and the Company) in each case in connection with any assistance or cooperation that occurs after the Date of Termination. Any such reimbursements or per diem compensation shall be paid to Executive no later than the 15th day of the month immediately following the month in which such expenses were incurred or such cooperation and/or assistance was provided (subject to Executive’s timely submission to the Company of proper documentation with respect thereto).

14. Survival. Subject to any limits on applicability contained therein, Sections 2(f), 3, 4, 5, 6, 7, 9, 10, 11, 12, 13, 14, 15, 16, 17, 18, 19, 21, 22, 24 and 25 shall survive and continue in full force in accordance with their terms notwithstanding any termination of this Arrangement.

15. Notices. Any notice provided for in this Arrangement shall be in writing and shall be either personally delivered, sent by reputable overnight carrier or mailed by first class mail, return receipt requested, to the recipient. Notices to Executive shall be sent to the address of Executive most recently provided to the Company. Notices to the Company should be sent to Global Power Equipment Group Inc., 400 E. Las Colinas Boulevard, Suite No. 400 Irving, TX 75039, Attention: General Counsel. Any notice under this Arrangement will be deemed to have been given when so delivered, sent or mailed.

16. Severability. Whenever possible, each provision of this Arrangement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Arrangement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Arrangement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

17. Source of Payment. Any payments to Executive under this Arrangement shall be paid from the Company’s general assets.

18. Complete Arrangement. This Arrangement embodies the complete agreement and understanding between the parties with respect to the subject matter hereof and effective as of its date supersedes and preempts any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way.

19. Withholding of Taxes. The Company and its affiliates may withhold from any amounts payable under this Arrangement all federal, state, city or other taxes as the Company and its affiliates are required to withhold pursuant to any law or government regulation or ruling.

20. Counterparts. This Arrangement may be executed in separate counterparts, each of which shall be deemed to be an original and both of which taken together shall constitute one and the same agreement.

21. Successors and Assigns.

(a) This Arrangement is personal to Executive, and, without the prior written consent of the Company, shall not be assignable by Executive other than by will or the laws of descent and distribution. This Arrangement shall inure to the benefit of and be enforceable by Executive’s legal representatives.

(b) This Arrangement shall inure to the benefit of and be binding upon the Company and its successors and assigns. Except as provided in Section 21(c), this Arrangement shall not be assignable by the Company without the prior written consent of Executive, except to an affiliate.

(c) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Arrangement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. “Company” means the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid that assumes and agrees to perform this Arrangement by operation of law or otherwise.

22. Choice of Law. This Arrangement shall be governed, construed, interpreted and enforced in accordance with the substantive laws of the State of Texas, without regard to conflicts of law principles. The parties agree that any conflict of law rule that might require reference to the laws of some jurisdiction other than Texas shall be disregarded. Each party (i) agrees that any action arising out of or relating to this Arrangement shall be brought exclusively in the state courts located in Dallas County, Texas and the United States District Court for the Northern District of Texas (Dallas Division), (ii) accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of those courts, and (iii) irrevocably waives any objection, including, without limitation, any objection to the laying of venue or based on the grounds of forum non conveniens, which it may now or hereafter have to the bringing of any action in those jurisdictions.

23. Voluntary Arrangement. Executive and the Company represent and agree that each has reviewed all aspects of this Arrangement, has carefully read and fully understands all provisions of this Arrangement, and is voluntarily entering into this Arrangement. Each party represents and agrees that such party has had the opportunity to review any and all aspects of this Arrangement with legal, tax or other adviser(s) of such party’s choice before executing this Arrangement.

24. Amendment and Waiver. The provisions of this Arrangement may be amended or waived only with the prior written consent of the Company and Executive, and no course of conduct or failure or delay in enforcing the provisions of this Arrangement shall affect the validity, binding effect or enforceability of this Arrangement.

25. Section 409A Compliance.

(a) In General. Section 409A of the Code (“Section 409A”) imposes payment restrictions on “nonqualified deferred compensation” (i.e., potentially including payments owed to Executive upon termination of employment). Failure to comply with these restrictions could result in negative tax consequences to Executive, including immediate taxation, interest and a 20% additional income tax. It is the Company’s intent that this Arrangement be exempt from the application of, or otherwise comply with, the requirements of Section 409A. Specifically, any taxable benefits or payments provided under this Arrangement are intended to be separate payments that qualify for the “short-term deferral” exception to Section 409A to the maximum extent possible, and to the extent they do not so qualify, are intended to qualify for the involuntary separation pay exceptions to Section 409A, to the maximum extent possible. If neither of these exceptions applies, and if Executive is a “specified employee” within the meaning of Section 409A, then notwithstanding any provision in this Arrangement to the contrary and to the extent required to comply with Section 409A, all amounts that would otherwise be paid or provided during the first six months following the Date of Termination shall instead be accumulated through and paid or provided (without interest) on the first business day following the six-month anniversary of the Date of Termination.

(b) Separation from Service. A termination of employment shall not be deemed to have occurred for purposes of any provision of this Arrangement providing for the payment of any amounts or benefits subject to Section 409A upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A and Executive is no longer providing services (at a level that would preclude the occurrence of a “separation from service” within the meaning of Section 409A) to the Company or its affiliates as an employee or consultant, and for purposes of any such provision of this Arrangement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service” within the meaning of Section 409A.

(c) Reimbursements. With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A: (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, and (iii) such payments shall be made on or before the last business day of Executive’s taxable year following the taxable year in which the expense occurred, or such earlier date as required hereunder.

IN WITNESS WHEREOF, the parties have caused this Arrangement to be executed as of the date first written above.

GLOBAL POWER EQUIPMENT GROUP INC.	EXECUTIVE

/s/ Melanie Barth	/s/ Raymond K. Guba
By: Melanie Barth	Raymond K. Guba
Its: Chief Human Resources Officer

EXHIBIT A

GENERAL RELEASE

This General Release (this “Release”) is made and entered into as of this [•] day of [•], 20[•], by and between Global Power Equipment Group Inc. (the “Company”) and Randy Guba (“Executive”).

1. Employment Status. Executive’s employment with the Company and its affiliates terminated effective as of [•], 20[•] (the “Separation Date”).

2. Payments and Benefits. Upon the effectiveness of the terms set forth herein, the Company shall provide Executive with the benefits set forth in Section 4(a) of the Severance Arrangement between Executive and the Company dated as of November [•], 2013 (the “Severance Arrangement”), upon the terms, and subject to the conditions, of the Severance Arrangement.

3. No Liability. This Release does not constitute an admission by the Company or its affiliates or their respective officers, directors, partners, agents, or employees, or by Executive, of any unlawful acts or of any violation of federal, state or local laws.

4. Release. In consideration of the payments and benefits set forth in Section 2 of this Release, Executive for himself, his heirs, administrators, representatives, executors, successors and assigns (collectively, “Releasors”) does hereby irrevocably and unconditionally release, acquit and forever discharge the Company, its respective affiliates and their respective successors and assigns (the “Company Group”) and each of its officers, directors, partners, agents, and former and current employees, including without limitation all persons acting by, through, under or in concert with any of them (collectively, “Releasees”), and each of them, from any and all claims, demands, actions, causes of action, costs, attorney fees, and all liability whatsoever, whether known or unknown, fixed or contingent, which Executive has, had, or may ever have against the Releasees relating to or arising out of Executive’s employment or separation from employment with the Company Group, from the beginning of time and up to and including the date Executive executes this Release. This Release includes, without limitation, (a) law or equity claims; (b) contract (express or implied) or tort claims; (c) claims for wrongful discharge, retaliatory discharge, whistle blowing, libel, slander, defamation, unpaid compensation, intentional infliction of emotional distress, fraud, public policy contract or tort, and implied covenant of good faith and fair dealing; (d) claims under or associated with any of the Company Group’s incentive compensation plans or arrangements; (e) claims arising under any federal, state, or local laws of any jurisdiction that prohibit age, sex, race, national origin, color, disability, religion, veteran, military status, sexual orientation, or any other form of discrimination, harassment, or retaliation (including without limitation under the Age Discrimination in Employment Act of 1967 as amended by the Older Workers Benefit Protection Act (“ADEA”), Title VII of the Civil Rights Act of 1964 as amended by the Civil Rights Act of 1991, the Equal Pay Act of 1963, and the Americans with Disabilities Act of 1990, the Rehabilitation Act, the Family and Medical Leave Act, the Sarbanes-Oxley Act, the Employee Polygraph Protection Act, the Uniformed Services Employment and Reemployment Rights Act of 1994, the Genetic Information Nondiscrimination Act of 2008 (“GINA”), the Fair Labor Standards Act (“FLSA”), the Lilly Ledbetter Fair Pay Act or any other foreign, federal, state or

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local law or judicial decision); (f) claims arising under the Employee Retirement Income Security Act; and (g) any other statutory or common law claims related to Executive’s employment with the Company Group or the separation of Executive’s employment with the Company Group; provided, however, that nothing herein shall release the Company Group from (i) any obligation under the Severance Arrangement; (ii) any obligation to provide benefit entitlements under any Company benefit or welfare plan that were vested as of the Separation Date; and (iii) from any rights or claims that relate to events or circumstances that occur after the date that the Executive executes this Release.

Without limiting the foregoing paragraph, Executive represents that Executive understands that this Release specifically releases and waives any claims of age discrimination, known or unknown, that Executive may have against the Company as of the date Executive signs this Release. This Release specifically includes a waiver of rights and claims under the Age Discrimination in Employment Act of 1967, as amended, and the Older Workers Benefit Protection Act. Executive acknowledges that as of the date Executive signs this Release, Executive may have certain rights or claims under the Age Discrimination in Employment Act, 29 U.S.C. §626 and Executive voluntarily relinquishes any such rights or claims by signing this Release.

In addition, nothing in this Release is intended to interfere with Executive’s right to file a charge with the Equal Employment Opportunity Commission or any state or local human rights commission in connection with any claim Executive believes he may have against the Releasees. However, by executing this Release, Executive hereby waives the right to recover remuneration, damages, compensation or relief of any type in any proceeding that Executive may bring before the Equal Employment Opportunity Commission or any state human rights commission or in any proceeding brought by the Equal Employment Opportunity Commission or any state human rights commission on Executive’s behalf.

5. Bar. Executive acknowledges and agrees that if he should hereafter make any claim or demand or commence or threaten to commence any action, claim or proceeding against the Releasees with respect to any cause, matter or thing which is the subject of Section 4 of this Release, this Release may be raised as a complete bar to any such action, claim or proceeding, and the applicable Releasee may recover from Executive all costs incurred in connection with such action, claim or proceeding, including attorneys’ fees, along with the benefits set forth in Section 2 of this Release.

6. Governing Law. This Release shall be governed, construed, interpreted and enforced in accordance with the substantive laws of the State of Texas, without regard to conflicts of law principles. The parties agree that any conflict of law rule that might require reference to the laws of some jurisdiction other than Texas shall be disregarded. Each party (i) agrees that any action arising out of or relating to this Release shall be brought exclusively in the state courts located in Dallas County, Texas and the United States District Court for the Northern District of Texas (Dallas Division), (ii) accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of those courts, and (iii) irrevocably waives any objection, including, without limitation, any objection to the laying of venue or based on the grounds of forum non conveniens, which it may now or hereafter have to the bringing of any action in those jurisdictions.

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7. Acknowledgment. Executive has read this Release, understands it, and voluntarily accepts its terms, and Executive acknowledges that he has been advised by the Company to seek the advice of legal counsel (at Executive’s cost) before entering into this Release. Executive acknowledges that he was given a period of 21 calendar days within which to consider and execute this Release, and to the extent that he executes this Release before the expiration of the 21-day period, he does so knowingly and voluntarily and only after consulting his attorney. Executive acknowledges and agrees that the promises made by the Company Group hereunder represent substantial value over and above that to which Executive would otherwise be entitled. Executive acknowledges and reconfirms the promises in Sections 9, 10, 11, 12 and 13 of the Severance Arrangement.

8. Revocation. Executive has a period of 7 calendar days following the execution of this Release during which Executive may revoke this Release by delivering written notice to the Company pursuant to Section 15 of the Severance Arrangement by hand or overnight courier before 5:00 p.m. on the seventh day after signing this Release. This Release will not become effective or enforceable until such revocation period has expired. Executive understands that if he revokes this Release, it will be null and void in its entirety, and he will not be entitled to any payments or benefits provided in this Release, including without limitation under Section 2 of this Release.

9. Miscellaneous. This Release is the complete understanding between Executive and the Company Group in respect of the subject matter of this Release and supersedes all prior agreements relating to Executive’s employment with the Company Group, except as specifically excluded by this Release. Executive has not relied upon any representations, promises or agreements of any kind except those set forth herein in signing this Release. In the event that any provision of this Release should be held to be invalid or unenforceable, each and all of the other provisions of this Release shall remain in full force and effect. If any provision of this Release is found to be invalid or unenforceable, such provision shall be modified as necessary to permit this Release to be upheld and enforced to the maximum extent permitted by law. Executive agrees to execute such other documents and take such further actions as reasonably may be required by the Company Group to carry out the provisions of this Release.

10. Counterparts. This Release may be executed by the parties hereto in counterparts, which taken together shall be deemed one original.

GLOBAL POWER EQUIPMENT GROUP INC.	EXECUTIVE

[Form of Release – Do Not Sign]

By:	Raymond K. Guba
Its:

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